Exhibit 12.1

July 8, 2019

Blockstack PBC
101 W. 23rd Street, Suite 224

New York, New York 10011

Re:                             Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Blockstack PBC, a Delaware public benefit corporation (the “Company” or “Blockstack PBC”), in connection with the filing by the Company with the Securities and Exchange Commission of an offering statement on Form 1-A (the “Offering Statement”), under the Securities Act of 1933, as amended (the “Act”). Pursuant to the Offering Statement, the Company is qualifying under the Act up to 180,333,333 Stacks Tokens (the “Stacks Tokens”) to be issued and sold by the Company.  We understand that Stacks Tokens are to be sold to the public pursuant to (i) subscription agreements, to be entered into by and among the Company and subscribers (the “Subscription Agreements”) and (ii) participation agreements, to be entered into by the Company and participants in the “App Mining program” (the “Participation Agreements”), each in substantially the form filed as an exhibit to the Offering Statement, and as described in the Offering Statement, the offering circular contained therein (the “Offering Circular”) and any supplements to the Offering Circular.

In connection with issuing this opinion, we have examined the following documents:

(i)	the Offering Statement;

(ii)	the Company’s Amended and Restated Certificate of Incorporation and all certificates of amendment to the same;

(iii)	the Company’s Bylaws;

(iv)

the Written Consents of the Board of Blockstack PBC dated September 11, 2018, May 11, 2019 and June 26, 2019, each of which is related to this issuance and sale of Stacks Tokens covered by the Offering Statement;

(v)	the Investors’ Rights Agreement, dated December 16, 2016, by and among Blockstack PBC and the investors named therein;

(vi)	the Right of First Refusal and Co-Sale Agreement, dated December 16, 2016, by and among the Blockstack PBC and the investors and common holders named therein;

(vii)	the Voting Agreement, dated December 16, 2016, by and among Blockstack PBC and the investors and common holders named therein;

(viii)	the form of Subscription Agreement filed by the Company as an exhibit to the Offering Statement;

(ix)	the form of Participation Agreement filed by the Company as an exhibit to the Offering Statement;

(x)	the Stackstoken.com Terms of Use, included as part of the Subscription Agreements, in the form as they currently exist on the stackstoken.com website (the “Website Terms of Use”);

(xi)

the App.co Terms of Service and the App Mining Participant Terms, each included as part of the Participation Agreements, in each case in the form as they currently exist on the app.co website (together, the “Mining Terms of Use” and, together with the Website Terms of Use, the “Terms of Use”); and

(xii)	such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document (other than the Company in connection with the Subscription Agreements and the Participation Agreements (including each of the applicable Terms of Use incorporated into those agreements) to the extent addressed by our opinion in clause (b) below) has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the States of New York and Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law, or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

Based on such examination and subject to the assumptions and limitations set forth herein, we are of the opinion that (a) the Stacks Tokens to be qualified for sale under the Offering Statement, have been duly authorized and, when such Stacks Tokens are issued and paid for in accordance with the terms of the Subscription Agreements and Participation Agreements, will be validly issued, fully paid and nonassessable; and (b) the Stacks Tokens to be qualified for sale under the Offering Statement have been duly authorized, and when such Stacks Tokens are issued and paid for in accordance with the terms of the Subscription Agreements, Participation Agreements, and their respective Terms of Use, such Stacks Tokens will be validly issued, fully paid and nonassessable, and the Subscription Agreements and the Participation Agreements (including each of the applicable Terms of Use incorporated into those agreements), when validly executed and delivered by all parties thereto, will impose contractual obligations on the Company with respect to the Stacks Tokens, and those obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion that any document is legal, valid and binding is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Offering Statement and the use of our name wherever it appears in the Offering Statement, the Offering Circular, and in any amendment or supplement thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati